Exhibit 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc. Investor Contact: Peg Lupton (203) 743-8234 Media Contact: Josie Bielmeier (203) 743-8503

ETHAN ALLEN ANNOUNCES SECOND QUARTER RESULTS;
SALES INCREASE 5%; EARNINGS PER SHARE INCREASES 7%

DANBURY, CT., January 20, 2004 — Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the three and sixmonths ended December 31, 2003.

Net sales for the quarter ended December 31, 2003 increased 5.0% to $241.2 million from $229.7 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 7.4% to $149.6 million, while Wholesale sales increased 3.4% to $163.7 million during that same period. For the quarter, comparable Ethan Allen store delivered sales increased 1.8%. Ethan Allen sells through an exclusive network of 311 retail locations, of which 121 are Company-owned.

For the six months ended December 31, 2003, net sales increased 4.0% to $463.9 million from $446.2 million in the prior year. Net delivered sales for the Company’s Retail division increased 8.7% to $282.3 million, while Wholesale sales increased 2.0% to $322.6 million during that same period. Year-to-date, comparable Ethan Allen store delivered sales increased 1.3%.

Earnings per share for the quarter increased 6.7% to $0.64 on net income of $24.4 million as compared to $0.60 and $23.1 million, respectively, in the prior year period. Earnings per share for the six month period totaled $1.13 as compared to $1.11 in the prior year comparable period.

Total written orders decreased 0.5% as compared to the prior year quarter. At the Wholesale level, net orders booked decreased 3.2%, while at the Retail level, written sales increased 8.1% and comparable store written sales increased 2.5%. Eliminating the effects of floor sample orders placed for new products introduced at the Company’s Retail Conferences in October 2003 and 2002, net orders booked at the Wholesale level increased 1.9%.

On a year-to-date basis, total written orders increased 5.3% as compared to the prior year. Within that same period, Wholesale net orders booked increased 4.3%, while Retail written sales increased 8.2% and comparable store written sales increased 0.5%.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased with our results for the quarter. The Company’s performance reflects a further strengthening of consumer confidence and its resultant impact on the U.S. economy, which continues to have a positive effect on the incoming order rate, written sales and backlog.”

Mr. Kathwari continued: “Improvements made during the recent economic downturn, including strengthening our marketing programs, steps taken toward establishing more efficient U.S. manufacturing operations, and improving our capacity of sourcing both domestically and abroad, have prepared us for the next phase of growth. Initiatives such as these and others have allowed us to continue providing our customers with a very comprehensive complement of home furnishing solutions.”

On the question of business trends, Mr. Kathwari stated: “In July, we were working under the assumption that positive trends would begin to emerge during our second fiscal quarter. Today, we remain optimistic that the business growth we have experienced in recent months is indicative of further economic expansion in 2004. Assuming no unexpected deterioration in the economy or consumer confidence, we continue to believe we have the opportunity to generate fiscal year sales and earnings per share increases of approximately 5% and 10%, respectively.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 311 retail stores (309 full-line and 2 Ethan Allen Kids) in the United States and abroad. Ethan Allen has 14 manufacturing facilities, which include 3 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Tuesday, January 20th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Net Sales	$241.2	$229.7	$463.9	$446.2
Gross Margin	48.2%	50.4%	48.4%	49.9%
Operating Margin	16.2%	16.2%	14.6%	15.5%
Net Income	$24.4	$23.1	$43.3	$43.2
Operating Cash Flow	$26.5	$14.7	$76.5	$56.0
Capital Expenditures	$5.2	$7.6	$9.2	$16.9
Treasury Stock Repurchases	$--	$--	$--	$29.6
EBITDA	$45.1	$42.6	$81.1	$80.1
EBITDA as % of Net Sales	18.7%	18.6%	17.5%	17.9%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Retail
Net Sales	$149.6	$139.3	$282.3	$259.8
Operating Margin	4.0%	5.8%	2.2%	4.3%

	Three Months Ended		Six Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Wholesale
Net Sales	$163.7	$158.4	$322.6	$316.2
Operating Margin	18.5%	17.7%	17.7%	18.0%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net sales	$241,150	$229,713	$463,915	$446,242
Cost of sales	124,871	113,909	239,193	223,723

Gross profit	116,279	115,804	224,722	222,519
Operating expenses:
Selling	41,221	43,875	85,830	86,765
General and administrative	35,946	34,734	71,468	66,716
Restructuring and impairment charges	--	--	(264)	(92)

Total operating expenses	77,167	78,609	157,034	153,389

Operating income	39,112	37,195	67,688	69,130
Interest and other miscellaneous income	737	125	2,948	649
Interest and other related financing costs	167	204	308	377

Income before income tax expense	39,682	37,116	70,328	69,402
Income tax expense	15,284	14,030	26,991	26,234

Net income	$24,398	$23,086	$43,337	$43,168

Basic earnings per share:
Net income per share	$0.65	$0.61	$1.16	$1.14

Basic weighted average shares outstanding	37,269	37,767	37,248	37,876
Diluted earnings per share:
Net income per share	$0.64	$0.60	$1.13	$1.11

Diluted weighted average shares outstanding	38,420	38,793	38,333	38,854
Reconciliation of GAAP to Non-GAAP Information:
Net income	$24,398	$23,086	$43,337	$43,168
Add: interest expense	132	169	238	307
Add: income tax expense	15,284	14,030	26,991	26,234
Add: depreciation and amortization	5,240	5,334	10,505	10,367

EBITDA	$45,054	$42,619	$81,071	$80,076

Net Sales	$241,150	$229,713	$463,915	$446,242

EBITDA as % of Net Sales	18.7%	18.6%	17.5%	17.9%

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2003 (unaudited)	June 30, 2003
Assets
Current Assets:
Cash and cash equivalents	$148,474	$81,856
Accounts receivable, net	22,539	26,439
Inventories, net	185,583	198,212
Prepaid expenses and other current assets	51,963	53,755

Total current assets	408,559	360,262
Property, plant, and equipment, net	281,618	289,423
Intangible assets, net	79,052	78,939
Other assets	2,285	2,944

Total Assets	$771,514	$731,568

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt
and capital lease obligations	$4,793	$996
Customer deposits	54,481	55,939
Accounts payable	28,267	25,375
Accrued expenses	53,394	52,116

Total current liabilities	140,935	134,426
Long-term debt	4,557	9,222
Deferred income taxes	47,795	47,539
Other long-term liabilities	2,223	2,682
Total shareholders' equity	576,004	537,699

Total Liabilities and Shareholders' Equity	$771,514	$731,568